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                                                                EXHIBIT 4.(iv)

                             SUBSCRIPTION AGREEMENT
                      NEVADA MANHATTAN MINING INCORPORATED
                    8% SENIOR SECURED CONVERTIBLE DEBENTURES

THE SECURITIES REFERRED TO HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND REGISTERED OR QUALIFIED UNDER SUCH LAWS, OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. THE SECURITIES BEING OFFERED BY THE ISSUER ARE SECURITIES AS THAT TERM HAS BEEN DEFINED IN THE ACT. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE ACT IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 4(2) THEREOF, AND ARE SUBJECT TO RESTRICTIONS ON TRANSFER. FURTHER, THESE SECURITIES MAY ONLY BE SOLD PURSUANT TO EXEMPTIONS FROM REGISTRATION OR QUALIFICATION IN THE VARIOUS STATES, AND MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER IN SUCH JURISDICTIONS.

This Agreement has been executed by the undersigned in connection with the private placement of Eight Percent (8%) Senior Secured Convertible Debentures and Common Stock Purchase Warrants (hereinafter referred to as the "Securities") of Nevada Manhattan Mining Incorporated, 5038 North Parkway Calabasas, Suite 100, Calabasas, California 91302, a corporation organized under the laws of Nevada (hereinafter referred to as the "Issuer").

The undersigned, a corporation organized under the laws of the Isle of Man, (hereinafter referred to as the "Purchaser") hereby represents and warrants to, and agrees with the Issuer as follows:

1.       Agreement to Subscribe: Purchase Price.

a) The undersigned hereby subscribes for and agrees to purchase up to $10,000,000 aggregate principal amount of the Issuer's 8% Senior Secured Convertible Debentures convertible into shares of the Issuer's common stock ("Common Stock") in the form attached as Schedule "A" hereto (the "Debentures"), and Common Stock Purchase Warrants attached as Schedule "B" hereto (the "Warrants") for a total consideration, including all fees and commissions, if all Debentures are purchased, of $10,000,000 (the "Purchase Price") under the terms and conditions specified in Paragraph 10 hereof.



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b)       Form of Payment.  Purchaser shall pay such portion of the Purchase
         Price as may be required to purchase the Debentures being purchased, from time to time, by delivering good funds by wire transfer in United States Dollars into an escrow account (the "Escrow Account") as follows:

         Preferred Bank
         1801 Century Park East
         Los Angeles, California 90067
         ABA No. 1220 42205
         Account Name: David L. Kagel Special Trust Account
         Account No.: 004 603 451

2.       General Understanding

         Purchaser understands that the Securities have not been registered under the Act, and, accordingly, that the Issuer must be satisfied that the offer and sale of the Securities to the Purchaser will satisfy the requirements of Section 4(2) under the Act. Purchaser and Issuer intend that the representations, declarations, and warranties set out in this Agreement will be relied upon in determining Purchaser's suitability as a purchaser of the Securities.

3.       Purchaser Representations and Covenants

         Purchaser represents, warrants, and acknowledges to the Issuer as follows:

a) The Securities are being acquired for the account of Purchaser and its affiliates for investment, with no present intention of distributing or selling any portion thereof, and will not be transferred by Purchaser in violation of the Act. No one other than Purchaser has any interest in or any right to acquire the Securities.

b) The Securities have not been registered under the Act or qualified under any state securities law in reliance on an exemption from registration and qualification for private offerings. Purchaser is purchasing the Securities without being furnished any offering literature or prospectus other than the SEC Filings (as defined in Section 3(k) below).

C) Purchaser is an "accredited investor" under Rule 501(a)(3) of Regulation D under the Act and will sign the Accredited Investor Declaration, substantially in the form of Schedule "C", attached hereto, contemporaneously with the execution of this Agreement.

d) No representations or warranties have been made to Purchaser by the Issuer or any agent of the Issuer other





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         than those set forth in this Agreement.

e) Purchaser has investigated the acquisition of the Securities to the extent it deems necessary or desirable and the Issuer has provided it with any assistance it has requested in connection therewith.

f) The address set forth below is the true and correct address of Purchaser's principal business office.

g) Purchaser has full power and authority to make the representations referred to herein, to purchase the Securities, and to execute and deliver this Agreement.

h) If Purchaser is not located in the United States, Purchaser has satisfied himself as to the full observance of the laws of the Purchaser's jurisdiction in connection with the offer and sale of the Securities or any use of this Agreement, including (i) the legal requirements of the Purchaser's jurisdiction for the purchase of Securities, (ii) any foreign exchange restrictions applicable to such purchase, and (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be material to the purchase, holding, redemption, exchange, sale or transfer of the Securities. Purchaser's purchase and payment for, and Purchaser's continued beneficial ownership of the Securities will not violate any applicable securities or other laws of Purchaser's jurisdiction.

i) Purchaser is aware that this is a private offering and that no United States federal, state or other agency has made any finding or determination as to the fairness of the investment nor made any recommendation or endorsement of the Securities;

j) Purchaser acknowledges and represents that Purchaser has had access to information concerning the Issuer and its subsidiaries, its management, its current and proposed business and other details of the investment believed by Purchaser to be sufficient to enable Purchaser to make an informed investment decision regarding Purchaser's acquisition of the Securities. Purchaser has had an opportunity to ask questions of, and receive answers from, and obtain additional information from representatives of the Issuer concerning (i) the business and financial condition of the Issuer; (ii) the current and proposed business of the Issuer; and (iii) the terms of this Agreement and the purchase of the Securities, all to the extent such information is available or could be





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         acquired without unreasonable effort or expense.

k) Purchaser represents that Purchaser or its representative has received copies of the Form 10 Registration Statement under the Securities Exchange Act of 1934 filed by the Issuer on April 3, 1997 and will receive all amendments thereto (collectively "SEC Filings").

l) Purchaser represents that all data or information requested by Purchaser from the Issuer or any of its officers or affiliates concerning the Issuer has been furnished to Purchaser.

m) Purchaser represents and warrants to the Issuer that (i) Purchaser is able to bear the economic risk of an investment in the Securities;
         (ii) Purchaser has adequate means of providing for Purchaser's current needs and contingencies; (iii) Purchaser is purchasing the Securities for investment with the intention of holding the Securities for an indefinite period, and is able to afford to hold the Securities for an indefinite period; (iv) Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the investment in the Securities; (v) Purchaser can afford a complete loss of Purchaser's investment in the Securities; and (vi) Purchaser is willing to accept the foregoing investment risks.

n) Purchaser represents and warrants to the Issuer that Purchaser's acquisition of the Securities is not a transaction (or any element of a series of transactions) that is part of a plan or scheme to evade the registration provisions of the Act.

o) Purchaser understands that there is currently no trading market for the Securities and that none is expected to arise. Purchaser further acknowledges that, although there currently exists a trading market for the Issuer's Common Stock, such market may not exist or be accessible in sufficient volume at such time as the Securities are converted into Common Stock.

Purchaser covenants to the Issuer that:

         excluding the SEC Filings, Purchaser has not distributed, and will not distribute any materials and has not divulged, and will not divulge, the contents thereof to anyone other than such legal or financial advisors as Purchaser has deemed necessary for purposes of evaluating an investment in the Securities and no one (except such





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         advisors) has used such materials, and Purchaser has not made, and will not make, any copies thereof.

4.       Issuer Representations and Covenants.

         In order to induce Purchaser to enter into this Agreement, the Issuer represents and warrants to the Purchaser as follows:

         This private placement of Securities in the aggregate principal amount of up to $10,000,000.00 is being made on a "best efforts" basis pursuant to Section 4(2) of the Act. Such Securities may be issued in from one to five tranches of up to $2,000,000 per tranche, at one or more closings (each a "Closing") with no aggregate minimum investment amount, but all such Securities shall have identical rights, and privileges in all respects.

a) The Securities, when issued and delivered pursuant hereto, and the Common Stock issuable upon conversion and/or exercise thereof, when issued and delivered upon such conversion and/or exercise thereof, will be duly and validly authorized and under federal or state law issued, fully paid and non-assessable and will not subject the Purchaser thereof to any liability solely by reason of being such Purchaser.

b) The Issuer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, when accepted by the Issuer, this Agreement will have been duly authorized by all necessary actions of the directors and (if necessary) the shareholders of Issuer, validly executed and delivered on behalf of the Issuer and be a legally binding obligation of the Issuer, enforceable in accordance with its terms.

c) The execution and delivery of this Agreement and the sale of the Securities pursuant hereto and the issuance of the Common Stock issuable upon conversion and/or exercise thereof of such Securities, and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Issuer of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of the Issuer or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Issuer is a party or by which it or any of its property or assets are bound or any existing applicable law, rule or regulation or any applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Issuer or any of its properties or assets.





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d)       There are no facts or circumstances existing, and there has been no event, which has had or which reasonably could be expected to have in the future a material adverse effect with respect to the financial condition, business affairs or prospects of the Issuer other than as disclosed in the SEC Filings provided to Purchaser.

e) Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified and in good standing as a foreign corporation in all jurisdictions where the failure to so qualify would have a material adverse effect on the Issuer. The Issuer has not registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") but filed a registration statement on Form 10 under the Exchange Act on April 3, 1997, and the Common Stock is traded on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol NVMH.

f) The Purchaser shall, upon the purchase of the Securities and at each Closing, receive an opinion letter from the Issuer's counsel to the effect that (i) the Issuer is duly incorporated and validly existing;
         (ii) this Agreement, the issuance of the Securities, the issuance of Common Stock upon conversion and/or exercise thereof and the other transactions contemplated by this Agreement have been approved and duly authorized by all required corporate action; (iii) the Securities, upon delivery, shall be validly issued and outstanding, fully paid and nonassessable; and (iv) the Issuer has reserved from its authorized but unissued shares of Common Stock a sufficient number of shares to permit full conversion and/or exercise thereof at the then applicable conversion and/or exercise rate for all outstanding Securities.

(9) Contemporaneously with the Closing of the first tranche the Issuer will pay all existing liens and encumbrances on the Issuer's Nevada mining properties and deliver a first trust deed on such properties in favor of Purchaser so that Purchaser shall have a senior security interest in such properties.

Covenants of the Issuer.

For so long as any Securities held by Purchaser remain outstanding, the Issuer covenants and agrees with the Purchaser that:

a) Issuer will undertake its best efforts to maintain the listing of its Common Stock on the Electronic Bulletin





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         Board, the NASDAQ SmallCap Stock Market or the American Stock
         Exchange;

b) Except as expressly set forth in Section 7 below, and only until the Registration Statement (as hereinafter defined) has been declared effective, Issuer will not issue stop transfer instructions to its transfer agent in regard to the Securities or the Common Stock issuable upon conversion and/or exercise thereof of the Securities;

C) The SEC Filings and any amendments thereto (i) do and will conform in all material respects to the rules and regulations of the Commission with respect thereto; (ii) do not and will not contain an untrue statement of a material fact or omit to state any material fact required to make the statements contained therein not misleading;

d) Issuer will reserve from its authorized shares of Common Stock One Million Five Hundred Thousand (1,500,000) shares to permit conversion and/or exercise thereof in full of all outstanding Securities;

e) Notwithstanding the foregoing, the conversion and/or exercise right of the Purchaser set forth herein shall be limited such that in no instance shall the maximum number of shares of Common Stock into which the Purchaser may convert these Securities exceed, at any one time, an amount equal to the remainder of (i) 4.99% of the then issued and outstanding shares of Common Stock of the Issuer following such conversion and/or exercise thereof, minus (ii) the number of shares of common Stock of the Issuer then held by the Purchaser;

f) Neither the SEC Filings nor the Registration Statement (as hereinafter defined) or any amendments thereto, when declared effective will contain a misstatement of material fact or will omit a material fact necessary to make the statements contained therein not misleading; and

g) The President and the Senior Vice President of the Issuer will confirm the warranties, representations and covenants contained in this Agreement at each Closing.

5.       Attorney's Fees: Due Diligence Fees.

         The Issuer agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the Purchaser in collecting any amount due or exercising the conversion and/or exercise rights under these Securities. Further, the Issuer agrees to pay from escrow the Purchaser's legal fees and due diligence costs incurred in an amount of





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         Twenty Five Thousand Dollars ($25,000.00), payable on the first tranche Closing and due diligence costs (estimated at $15,000) for representatives of Purchaser to travel to Issuer's facilities in Nevada, Brazil and Indonesia.

6.       Registration Rights; Liquidated Damages.

         The Purchaser will be entitled to registration rights in respect of the shares of Common Stock issuable upon conversion of the Debentures and exercise of the Warrants (the terms of which are set forth below) as follows: (1) The Issuer shall prepare and file, within 30 days of the initial Closing Date, and amendment to its registration statement under the Act on Form SB-2 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on December 6, 1996, covering the resale of the shares of Common Stock issuable upon conversion of the Debentures and the shares of Common Stock issuable upon exercise of the Warrants. The Issuer shall use its best efforts to cause the Registration Statement to be declared effective by the Commission no later than 120 days following the initial Closing Date and shall promptly deliver to Purchaser copies of all amendments to such Registration Statement and correspondence with the Commission with respect thereto. The Issuer shall maintain the effectiveness of the Registration Statement until all of the Common Stock issuable or issued upon conversion or exercise of the Securities has been sold. The Issuer shall pay all expenses of registration (other than underwriting fees and discounts in respect of shares of Common Stock offered and sold under such registration statement by the Purchaser, if any). (2) If the Registration Statement is not declared effective by the Commission during the 120-day period mentioned above, the Company shall pay in cash (or common stock valued at Market Price, as hereinafter defined) to the Purchaser, as liquidated damages and not as a penalty, an amount equal to two percent (2%) per month (commencing 90 and ending 120 days after the initial Closing) of the outstanding principal amount of the Debentures, in the event that the Registration Statement is not declared effective by the Commission within 90 days of the initial Closing Date and three percent (3%) from 120 days after the Closing Date until the Registration Statement is declared effective.

7.       Transfer Agent Instructions, Book-Entry System, Liquidated Damages.

         Each conversion of the Debentures and/or exercise of the Warrants will be effected through a "book-entry" mechanism. Pursuant to this book-entry mechanism, (1) immediately following each Closing, the Escrow Agent will wire payment of the net offering proceeds to the Issuer and the Issuer will instruct the Issuer's transfer agent to register the Debentures in the name of the Purchaser on a Debenture





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         Register to be maintained by such transfer agent for the benefit of the Issuer and the Purchaser; (2) the transfer agent will establish a set of book-entry procedures to record transfers and conversions of the Debentures; and (3) the Issuer will irrevocably instruct the transfer agent to issue shares of Common Stock, bearing such legend as may be required by law, to the Purchaser upon the valid exercise of the conversion privilege and the fulfillment of other requirements of the transfer agent, including but not limited to the effectiveness of the Registration Statement and the delivery of an opinion of the Company's counsel (which the Company shall promptly supply) as to the issuance of such shares of Common Stock. If the Company willfully fails to deliver shares of Common Stock without restrictive legends or stop-transfer orders within four (4) New York Stock Exchange Trading Days of delivery of a notice of conversion following the effectiveness of the Registration Statement, or fails to deliver legended certificates if requested prior thereto, liquidated damages will accrue in an amount equal to $1,000.00 for each $100,000.00 principal amount of Debentures as to which conversion has been requested then outstanding for each day that such shares of Common Stock are not delivered up to 10 days, and $2,000.00 for each $100,000.00 principal amount of Debentures as to which conversion has been requested then outstanding for each day that such shares of Common Stock are not delivered in excess of 10 days. Such amounts will accrue and be payable to the Purchaser by the Issuer upon demand notices of conversion shall be submitted by facsimile transmission and shall be deemed to have been received on the date transmitted.

8.       Indemnification.

         Each of the Issuer and the Purchaser agrees to indemnify and to hold the other harmless from and against any and all losses, damages, liabilities, costs and expenses which the other may sustain or incur in connection with the breach by the indemnifying party of any representation, warranty or covenant made in this agreement. Each of the Issuer and the Purchaser agrees that the Escrow Agent shall be relieved of any liability arising out of acting as escrow agent and each also hereby agrees to indemnify the Escrow Agent against expenses including attorneys fees, judgements, fines and amounts paid in settlement incurred by the Escrow Agent as a result of any threatened, pending or completed action, suit or proceeding of every nature by reason of the fact that it served as escrow agent.

9.       Notices.

         All notices, requests, demands and other communications provided for herein (collectively "Notices") shall be in writing. All Notices shall be sent by hand delivery, U.S.





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         mail with return receipt requested, overnight courier, or facsimile with all delivery charges prepaid. All notices will be effective when received by the addressee as indicated by the return receipt, the receipt of the courier service, or on the facsimile. All notices to the Purchaser and/or the Issuer shall be delivered to the Escrow Agent (who may also act as counsel to Purchaser) at the address indicated below:

                 Escrow Agent:
                 David L. Kagel
                 1801 Century Park East, #2500
                 Los Angeles, California 90067
                 Telephone:       (310) 553 - 9009
                 Facsimile:       (310) 553 - 9693

         The Escrow Agent shall be entitled to a fee of $3,000 for each of the last four tranches which shall close.

10.      Closing Date.

         This agreement shall be effective from the date of execution by the Purchaser. Each Closing shall be effected through delivery of funds and certificates to the Escrow Agent. The Closing Date, which shall be so designated by a "Closing Certificate" from the Escrow Agent, shall be deemed to be that date upon which the Escrow Agent shall have the Securities available for delivery to the Purchaser and the Purchaser's funds in the Escrow Agent's account available for delivery to the Issuer. The Debentures will be issuable in five tranches of $2,000,000 each. The first tranche will close no later than April 15, 1997. Subject to the provisions of Paragraph 11 the second tranche will close within five business days after the later of
         (a) the effective date of the SEC Filing, or (b) the conversion of the entire principal amount of Debentures purchased in the first tranche. Each of the next three tranches will close on the later of (a) ninety days following the Closing of the previous tranche, or (b) the conversion of the entire principal amount of Debentures purchased in the previous tranche.

11.      Right of First Refusal.

         Provided the Purchaser funds at least two tranches the Issuer will not sell any new equity securities (or securities convertible into equity securities) at a discount to the then-current market price per share of Common Stock, other than offerings in connection with mergers, acquisitions and certain benefit plans of the Issuer (a "discounted equity offering") for a period of ninety (90) Days from the funding of the last tranche. At any time after the effective date of the Registration Statement and prior to the funding of all tranches contemplated hereunder Issuer may give written notice (a "Funding Notice") to Purchaser that funding of a tranche is





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         requested.  Funding of any tranche after the first is at the sole discretion of the Purchaser. If Purchaser shall elect not to fund such tranche by written notice to Issuer or by failing to effect a Closing within five days of receipt of a Funding Notice, and provided that such failure to is not the result of Issuer's inability or unwillingness to satisfy its obligations for such Closing, Issuer shall be free to sell any of its securities to any third party. In the event of such sale the Purchaser of such securities shall not effect a public distribution of Common stock of Issuer until the earlier of (a) 90 days following the effective date of the SEC Filing, or (b) the conversion of 75 percent of the Common Stock issuable upon exercise of the Debentures. Provided the Purchaser funds at least two tranches, for a period of one year from the Closing of the last tranche the Company will offer the Purchaser the opportunity to participate in all or any portion of any such financings on a right of first refusal basis. The Purchaser will have five (5) days from the date of receipt of a notice of such offering to respond to any notice by the Issuer of any right of first refusal.

12.      Security.

         In order to secure its obligations under this Subscription Agreement and the Debentures Issuer will (a) grant Purchaser a first lien on the Issuer's gold mining claims and properties in the state of Nevada, which shall be released upon the conversion by Purchaser of 75% of the Debentures, and (b) arrange for Issuer to pledge 1,000,000 shares of common stock of Issuer in favor of Purchaser.

13.      Origination Fee.

         Issuer will pay from Escrow (and execute appropriate instructions with respect thereto) an origination fee of ten percent (10%) of the gross proceeds of the closing of the first two tranches and seven percent of the gross proceeds of each tranche thereafter to such persons and in such manner as Purchaser may advise.

14.      Conditions to the Issuer's Obligation to Sell.

         Issuer shall have the right to reject any given executed Agreement which is tendered to the Issuer hereunder, but only for the reason that the Issuer reasonably believes any representations and warranties of such Purchaser contained therein to be untrue, and in such event Issuer shall promptly provide Purchaser written notice of such rejection and the reason therefor and shall provide reasonable opportunity for a response to such stated reason. Purchaser understands that Issuer's obligation to sell the Securities is conditioned upon:

         (i)     The receipt and acceptance by Issuer of this





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                 Agreement for all of the Securities evidenced by execution of this Agreement by the Issuer or Issuer's duly authorized agent. In the absence of a written acknowledgement of this Agreement by the Issuer, the delivery of Securities to the designated Escrow Agent and/or the transfer of funds to the Issuer shall be deemed to be constructive acceptance of this Agreement.

         (ii) Delivery to the Escrow Agent by Purchaser of good funds as payment in full of the Purchase Price of the securities subscribed for and all fees and commissions hereunder.

15.      Conditions to Purchaser's Obligation to Purchase.

         Issuer understands that Purchaser's obligation to purchase the Securities is conditioned upon delivery of (i) the opinion of counsel specified in Section 4(i)(f) herein, (ii) the Securities as described herein, and (iii) such documents, certificates and other evidence of the Issuer's compliance with necessary corporate and statutory formalities as Purchaser shall reasonably require. Further, the Purchaser anticipates being in a position to close and fund the initial tranche no later than April 15, 1997. However, each Closing is conditioned upon (a) the execution and delivery of, and performance under, appropriate documentation (including but not limited to an executed agreement, form of debenture, warrants, and book entry transfer agreement), all in form and substance mutually acceptable to the parties and containing representations, warranties and agreements customary for transactions of this type; (b) the truth and accuracy of each of the representations and warranties contained herein, both when made and as of each Closing Date; (c) satisfactory completion of due diligence by Purchaser (applies to the initial Closing only); (d) the absence of any material adverse change in the business, condition (financial or otherwise), earnings or prospects of the Issuer; and
         (e) the availability of a valid exemption under the Act regarding the offering and sale of the Securities and shares of Common Stock issuable on the conversion or exercise thereof.

16.      Governing Law.

         This agreement shall be governed by and construed under the laws of the State of California without regard to its choice of law principles.

17.      Entire Agreement.

         This Agreement constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and supersedes any and all prior or contemporaneous





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         representations, warranties, agreements and understandings in connection therewith. This Agreement may be amended only by a writing executed by all parties hereto. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

18.      Announcements

         No public announcement concerning the events and transactions contemplated by this Agreement shall be made by Issuer without the prior approval of Purchaser, which approval shall not be unreasonably withheld.

         Full Name and Address of Purchaser for Registration Purposes:

NAME:            Silenus Limited

ADDRESS:         c/o Betuvo AG, Baarestrasse 73

                 Portfach 6302, Zug, Switzerland

Tel No.          011-4141-710-0823

Fax No.          011-4141-710-7583

Contact Name:    Mr. Bernard Muller

19.      Delivery Instructions: (If different from Registration Name)

NAME:            Soreg Inc.

ADDRESS:         620 Wilson Avenue, Suite 501

                 Toronto, Ontario

                 Canada M5K 1Z3

Tel No.          416-630-9130

Fax No.          416-638-5023

Contact Name:    Sheldon Salcman

Special
Instructions:    In each tranche closing, Purchaser will receive Debentures representing One Hundred Percent (100%) of its subscription for that tranche in denominations of $100,000 each. Each
                 Debenture will specify a First Conversion Date of the earlier of the date of effective registration, or forty-five (45) Days from the First Closing Date.

                 The Purchase Warrants being purchased will have a five (5) year term and will have an Exercise Price set at the lesser of the Conversion Price applicable to the Debenture being purchased at (a) the first Closing, or (b) the subsequent Closing. The value of the Warrants will equal 25% of the principal amount of the Debenture (valued based on a Black-Scholes or similar model).

IN WITNESS WHEREOF, this Agreement was duly executed on the date first written below. This Agreement must be accepted by the Issuer no later than 5:00 pm Eastern Time, on the third United States business day after the date of execution by the Purchaser or it shall be deemed to be null and void.

Dated this 14th day of April, 1997.

Purchaser Name:

SILENUS LIMITED                                                     [SEAL]

By:
         ------------------------------------------
         Bernard Muller

Official signatory of Purchaser

Name (Printed) :

         Bernard Muller
         ------------------------------------------

Title:

         President
         ------------------------------------------

Country of Execution:

         Switzerland
         ------------------------------------------

Accepted this 14th day of April, 1997.

                        A MANHATTAN MINING INCORPORATED

By:      /s/ JEFFREY KRAMER
         -----------------------------
         Official Signatory of Issuer

         I have full authority to bind Nevada Manhattan Mining Incorporated JSK (initial)


Name (Printed):  /s/ JEFFREY KRAMER
                 ----------------------------------
                  Jeffrey Kramer

Title:

         C.O.O.
---------------------------------------------------

                                  SCHEDULE "A"
                               FORM OF DEBENTURE

No.________                                                            $100,000

                      NEVADA MANHATTAN MINING INCORPORATED
           8% SENIOR SECURED CONVERTIBLE DEBENTURE DUE MARCH 31, 2000

The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold, transferred or hypothecated, except pursuant to registration under the Act or an exemption from the registration requirements of the Act.

This Debenture is one of a duly authorized issue of Debentures of Nevada Manhattan Mining Incorporated, a corporation duly organized and existing under the laws of the state of Nevada (the "Issuer") designated as Eight Percent (8%) Convertible Debentures Due March 31, 2000, in an aggregate principal amount not exceeding Ten Million Dollars ($10,000,000.00).

FOR VALUE RECEIVED, the Issuer promises to pay to Silenus Limited, the registered holder hereof and its successors and assigns (the "Holder"), the principal sum of One Hundred Thousand Dollars ($100,000), on March 31, 2000 ("Maturity Date"), and to pay interest on the principal sum outstanding at the rate of 8% per annum. Interest shall be due and payable quarterly on the last day of June, September, December and March in each year. Accrual of interest shall commence on the first business day to occur after the date hereof and shall continue until payment in full of the principal amount has been made or duly provided for. At the option of Issuer interest may be paid in common stock of the Issuer ("Common Stock") at the average of the closing "bid" prices for the common stock for the five trading days immediately prior to the date on which such interest payment is due. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Issuer regarding registration and transfers of the Debentures (the "Debenture Register"); provided, however, that the Issuer's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Subscription Agreement dated as of April 14, 1997 between the Issuer and Holder (the "Subscription Agreement"). Except as set forth above, the principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Issuer as designated in writing by the Holder hereof from time to time. The Issuer will pay the principal of and all accrued and unpaid interest due upon this Debenture on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder at the last address as set forth on the Debenture Register.

This Debenture is subject to the following additional provisions:

1. The Debentures are issuable in denominations of One Hundred Thousand Dollars ($100,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for registration, transfer or exchange.

2. The Issuer shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax or other applicable laws at the time of such payments.

3. This Debenture has been issued subject to investment representations of the original Holder hereof and may be transferred or exchanged in compliance with the Act and applicable state securities laws. Prior to the due presentment for transfer of this Debenture, the Issuer and any agent of the Issuer may treat the person in whose name this Debenture is duly registered on the Issuer's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture be overdue, and neither the Issuer nor any such agent shall be affected by notice to the contrary.

4. The Holder of this Debenture is entitled, at its option, at any time commencing forty-five days from the date hereof, to convert the principal amount of this Debenture into shares of Common Stock of the Issuer (the "Common Stock") at a conversion price for each share of Common Stock equal to Seventy-Five percent (75%) of the Market Price (as defined below) of the Common Stock for all conversions for which notice is received after the date hereof and a conversion price of Seventy-two and one-half percent (72 1/2%) of the Market Price thereafter. For purposes of this Section 4, the "Market Price" shall be the lesser of (a) the closing bid price of the Common Stock on the day prior to the Closing of the first tranche; (b) the closing bid price of the Common Stock on the day prior to the Closing of any subsequent tranche; or (c) the average closing bid price of the Common Stock for the five (5) New York Stock Exchange Trading days immediately preceding each conversion date, in each case as reported by the National Association of Securities Dealers Automated Quoting System, or as reported by the American Stock Exchange of the Common Stock shall then be listed in trading upon such exchange. Such conversion shall be effected by surrendering the Debentures to be converted (with a copy by facsimile or courier, to the Issuer) to the Issuer, with the form of conversion notice attached hereto as Exhibit 1, executed by the Holder of this Debenture or a specified portion (as provided) hereof, and accompanied, if required by the Issuer, by proper assignment hereof in blank. No fractional shares or scrip representing fractions of shares will be issued on conversion or payment in lieu of interest, but the number of shares issuable shall be rounded to the nearest whole share, with the fraction paid in cash at the discretion of the Issuer. For purposes of this Debenture, the "Conversion Date" on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered by facsimile transmission a duly executed notice of conversion followed by delivery by mail or courier of this Debenture, with the conversion notice duly executed, to the Issuer, if such notice of conversion and this Debenture are received by mail or courier by the Issuer within three
         (3) business days.

5. No provision of this Debenture shall alter or impair the obligation of the Issuer which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the place, time, and rate, and in the coin or currency, herein prescribed.

6. The Issuer hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of any without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

7. The Issuer agrees to pay all costs and expenses, including reasonable attorneys' fees which may be incurred by the Holder in collecting any amount due or exercising the conversion rights under this Debenture.

8. If one or more of the following described "Events of Default" shall occur:

         (a) The Issuer shall default in the payment of principal or interest on this Debenture; or

         (b) Any of the representations or warranties made by the Issuer herein, in the Subscription Agreement, or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Issuer in connection with the execution and delivery of this Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made; or

         (c) The Issuer shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the Issuer under this Debenture or the Subscription Agreement, including but not limited to conversion of this Debenture as provided herein and therein, and such failure shall continue uncured for a period of seven (7) days after notice from the Holder of such failure; or

         (d) The Issuer shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

         (e) A trustee, liquidator or receiver shall be appointed for the Issuer for a substantial part of its property or business without its consent and shall not be discharged within thirty
                 (30) days after such appointment; or

         (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Issuer and shall not be dismissed within thirty (30) calendar days thereafter; or

         (g) Any money judgment, writ or warrant of attachment or similar process in excess of Four Hundred Thousand Dollars ($400,000.00) in the aggregate shall be entered or filed against the Issuer or any of its properties or other assets and shall remain unvacated, unbonded or unstayed for a period of fifteen (15) calendar days or in any event later than five
                 (5) calendar days prior to the date of any proposed sale thereunder; or

         (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Issuer, and if instituted against the Issuer, shall not be dismissed within thirty (30) calendar days after such institution or the Issuer shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

         (i) The Issuer shall have its Common Stock delisted from an exchange or an over-the-counter market;

         then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

9. This Debenture is subject in all respects to the provisions, terms and conditions of the Subscription Agreement which is, in its entirety, incorporated herein by this reference.

10. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or any successor corporation, whether by virtue of any constitution, statute, or rule of law, or by enforcement by any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

11. The Holder of this Debenture, by execution of the Subscription Agreement and acceptance hereof, agrees that this Debenture is being acquired for investment purposes and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon exercise thereof except under circumstances which shall not result in a violation of the Act or any applicable state Blue Sky law or similar laws relating to the sale of securities.

12. The Issuer undertakes to file and amendment to Registration Statement on Form SB-2 to register the Common Stock to be issued upon conversion of this Debenture with the Securities and Exchange Commission on or before May 15, 1997.

13. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

14. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Issuer and the Holder with respect hereto. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Issuer and the Holder. This Debenture is in all respects subject to the terms and conditions contained in the Subscription Agreement.

15. Payment of the liabilities and obligations of the Issuer under this Debenture and the other Debentures authorized pursuant to the Subscription Agreement, and the Subscription Agreement, are secured by a Trust Deed on certain patented and unpatented mining claims held by the issuer near Manhattan, Nevada. The Issuer agrees to execute such documents and take such action as may be necessary to perfect the security interest of the Issuer in such claims.

16. This Debenture shall be governed by and construed in accordance with the laws of the state of California.

         IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed by an officer thereunto duly authorized.


NEVADA MANHATTAN MINING INCORPORATED

By:
         ------------------------------------------
         Official Signatory of Issuer


---------------------------------------------------
Name (Printed)


---------------------------------------------------
Title


---------------------------------------------------
Date

                                   EXHIBIT 1
                      NEVADA MANHATTAN MINING INCORPORATED
                              NOTICE OF CONVERSION
                    (To be Executed by the Registered Holder
                       in order to Convert the Debenture)

         The undersigned (the "Holder") hereby irrevocably elects to convert____________($____________) principal amount of the above Debenture No. ___________ into ___________ (_____________) shares of Common Stock of Nevada
Manhattan mining Incorporated (the "Issuer") and to receive a Debenture in the principal, amount of ____________. ($___________) representing the unconverted principal amount of Debenture in accordance with the conditions set forth in such Debenture, as of the date written below. The shares are to be issued in the "Street Name" written below.

         The undersigned represents and warrants as follows:

         (1) The undersigned is the Holder of the Debenture referred to above, is duly authorized to execute this Notice of Conversion and has not sold, transferred, hypothecated or encumbered the Debenture.

         (2) The undersigned will not sell, transfer or hypothecate the shares of common stock of the Issuer issued pursuant to this Notice except in full compliance with federal and state securities laws, rules and regulations applicable thereto.


Holder:


--------------------------------------------------

By:
    ----------------------------------------------
    Official Signatory of Holder


--------------------------------------------------
Title


--------------------------------------------------
Date of Conversion *


--------------------------------------------------
Applicable Conversion Price


--------------------------------------------------
Name of Holder for Registration

--------------------------------------------------
Address for Registration


--------------------------------------------------
"Street Name" for Certificates

* The original Debenture and this Notice of Conversion must be received by the Issuer within five (5) New York Stock Exchange Trading Days following the Date of Conversion.